FOR IMMEDIATE RELEASE

Contact:          John G. Robinson
                  President and Chief Executive Officer
                  FedFirst Financial Corporation
                  Donner at Sixth Street
                  Monessen, Pennsylvania  15062
                  (724) 684-6800

FEDFIRST FINANCIAL CORPORATION ANNOUNCES RETIREMENT OF PETER D. GRIFFITH AND APPOINTMENT OF JOHN G. ROBINSON AS PRESIDENT AND CEO

         Monessen, Pennsylvania, September 19, 2005 - FedFirst Financial Corporation (Nasdaq SmallCap: FFCO), the holding company for First Federal Savings Bank, Monessen, Pennsylvania, today announced the appointment of John G. Robinson as President and Chief Executive Officer of the Company and the Bank effective today. Mr. Robinson succeeds Peter D. Griffith, who has retired after serving as President and Chief Executive Officer of the Bank since 1988. Mr. Robinson has also been appointed to replace Mr. Griffith on the Boards of Directors of the Company and the Bank. Mr. Griffith will continue to provide consulting services to the Bank.

         John Robinson most recently served as a Senior Vice President at PNC Bank in Pittsburgh, where his career spanned 27 years. Reflecting on the announcement, John M. McGinley, Chairman of the Board, said, "John Robinson is an experienced banker with a strong connection to the greater Pittsburgh community. We are fortunate to have him join the Bank."

         Addressing the retirement of Mr. Griffith, Mr. McGinley stated, "The Board deeply appreciates Pete Griffith's many years of dedicated service to the Bank and the community. We are pleased that Pete will continue with the Bank in his new role as a consultant."

         The Company also announced the appointment of Patrick G. O'Brien as Executive Vice President and Chief Operating Officer. Mr. O'Brien formerly served as Regional President and Senior Lender--Commercial Lending of WesBanco Bank, Inc., Washington, Pennsylvania.

          FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania, offering a broad array of retail and commercial lending and deposit services and providing commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.